Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8 dated February 15, 2018) and related Reoffer Prospectus of Warrior Met Coal, Inc. pertaining to the Warrior Met Coal, LLC 2016 Equity Incentive Plan and to the incorporation by reference therein of our report dated February 14, 2018, with respect to the consolidated financial statements of Warrior Met Coal, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 15, 2018